UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): March 15, 2013

SONORA RESOURCES CORP.
(Exact name of registrant as specified in its charter)

Nevada	0-54268	27-1269503
(State or Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

Cerro del Padre # 11
Rinconada de los Pirules,
Guadalupe, Zacatecas
Mexico, 98619
(Address of principal executive office)

1-877-513-7873
(Registrant’s telephone number, including area code

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

SECTION 2 – FINANCIAL INFORMATION

ITEM 2.01    COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS.

On March 15, 2013, Sonora Resources Corp. ("Sonora" or the "Company"), a mineral exploration and development company focused on the acquisition and exploration of international silver and gold mining properties, closed the 100% acquisition from Yale Resources Ltd (“Yale”) of the right, title and interest in and to the Los Amoles 2 and Los Amoles 3 Fracc.1 properties, consisting of 2,166 hectares located in the State of Sonora Mexico. In addition, Yale agreed to use all commercially reasonable efforts to acquire title to the Los Amoles 4 property which is approximately an additional 2,200 hectares adjoining the Los Amoles 3 property.

The Company paid $200,000 to Yale and issued 1,000,000 shares of restricted common stock valued at the market price of $0.14 per share for these mining properties. The total consideration for the mining properties was $340,000.

The Company cancelled the Option Agreement dated November 26, 2010 with Yale.

ITEM 2.03    CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT.

First Majestic Silver Corp. (“First Majestic”), AG:NYSE, a shareholder in the Company, loaned the Company US$30,000 pursuant to a Demand Promissory Note dated February 19, 2013.  The Company agreed to pay interest at a rate 1 Year LIBOR plus 3.5% per cent per annum for a maximum of six (6) months. First Majestic loaned the Company US$170,000 pursuant to a Demand Promissory Note dated March 15, 2013.  The Company agreed to pay interest at a rate 1 Year LIBOR plus 3.5% per cent per annum until the Demand Promissory Note is repaid.

The above description is intended only as a summary of the Demand Promissory Note with First Majestic dated March 15, 2013.  The above agreement is filed as Exhibit 10.1 and is hereby incorporated by reference.

SECTION 9 – FINANCIAL STATEMENTS AND EXHIBITS

ITEM 9.01    FINANCIAL STATEMENTS AND EXHIBITS.

(d)     Exhibits

Exhibit No.	Description

10.1	Promissory Note dated March 15, 2013 by and between Sonora Resources Corp. and First Majestic Silver Corp.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Sonora Resources Corp.

Dated: March 20, 2013	By:	/s/ Juan Miguel Ríos Gutiérrez

Juan Miguel Ríos Gutiérrez
Chief Executive Officer